SUBSCRIPTION AGREEMENT – PROMISSORY NOTE

CAPWEST INCOME, LLC

CapWest Income, LLC, a Nevada limited liability company (hereinafter the "Company") and the undersigned (hereinafter the “Subscriber”) agree as follows:

WHEREAS:

A.        The Company is a Nevada limited liability company;

B.        The Company has determined to issue a maximum of $40,000,000 in total principal amount of five-year, interest bearing promissory notes (each a “Note” and, collectively, the “Notes”) which shall bear simple interest at nine percent (9.0%) per annum, paid monthly in arrears commencing on the first business day of the second calendar month following the date of issuance with the principal and any then remaining unpaid and accrued interest to be paid on maturity (5 years from issue);

C.        Notes will be issued in principal increments of $2,000.00, with a minimum principal amount for each Note upon issuance of $10,000.00; and

D.        Subscriber desires to purchase a Note in the principal amount set forth on the signature page hereof.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

SUBSCRIPTION

1.1       Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase a Note from the Company in the principal amount as set forth on the signature page hereof and the Company agrees to sell such a Note to Subscriber in consideration thereof. Upon execution, this subscription shall be irrevocable by Subscriber.

1.2       The purchase price for the Note subscribed to hereunder is payable by the Subscriber contemporaneously with the execution and delivery of this Subscription Agreement.

REPRESENTATIONS AND WARRANTIES BY SUBSCRIBER

2.1       Subscriber hereby acknowledges, represents and warrants to the Company the following:

(A)       Subscriber acknowledges that the purchase of the Notes involves a high degree of risk in that the Company has only recently been organized and may require substantial additional funds;

(B)       Subscriber recognizes that an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Notes and, upon conversion, the Shares;

(C)       Subscriber has such knowledge and experience in finance, securities, investments, including investment in unlisted and unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(D)       Subscriber acknowledges that no market for the Notes presently exists and none may develop in the future and accordingly Subscriber may not be able to liquidate its investment;

(E)        Subscriber acknowledges that the Notes are unsecured; and

(F)        Subscriber is acquiring the Notes as principal for Subscriber's own benefit.

REPRESENTATIONS BY THE COMPANY

3.1        The Company represents and warrants to the Subscriber that:

(A)	The Company is duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B)	Upon issue, the Notes will be valid, binding debt obligations of the Company, enforceable in accordance with their terms.

TERMS OF SUBSCRIPTION

4.1 Upon acceptance of this subscription by the Company, all funds paid hereunder shall be deposited by the Company and immediately available to the Company for its general corporate purposes.

4.2 Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Nevada. Exclusive venue for any dispute arising out of this Subscription Agreement or the Notes shall be the state or federal courts sited in Clark County, Nevada.

4.3 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

4.4       In the event of any conflict between any provision of this subscription agreement and any term of the Note (a specimen of which is attached hereto as Exhibit A), the terms of the Note shall control.

4.5       In the event the offering of Notes is over-subscribed, the Company reserves the right to proportionately reduce the principal amount of each Note subscribed for in the Offering and to refund the balance to the subscribers.

4.6       This Subscription Agreement and, upon issuance the Note, contain the entire agreement between the parties with respect to the subject matter hereof. This Subscription agreement may not be amended except by a writing executed by both the Company and the Subscriber.

[signature page to follow]

IN WITNESS WHEREOF, this Subscription Agreement is executed as of the ___ day of ________ 20__.

Principal Amount of Note Subscribed For ($10,000 minimum, in increments of $2,000):

Signature of Subscriber:
Name of Subscriber:
Address of Subscriber:
Subscriber’s SS# or tax ID#:

ACCEPTED BY: CAPWEST INCOME, LLC

Signature of Authorized Signatory: __________________________________

Name of Authorized Signatory: Gregory Herlean or Steve Byrne, Managers

Date of Acceptance: __________________________________

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